February 1st, 2016 AMERICAN INTERNATIONAL GROUP Exhibit 99.2

This report was prepared pursuant to the terms of Oliver Wyman’s engagement by AIG pursuant to the Statement of Work entered into by Oliver Wyman and AIG (the “SOW”) and is prepared in the form consistent therewith. This report is intended to be read and used as a whole and not in parts. Separation or alteration of any section or page from the main body of this report is expressly forbidden and invalidates this report. This report may not be used, reproduced, quoted or distributed for any purpose other than those that may be set forth in the SOW, without the prior written permission of Oliver Wyman. Neither all nor any part of the contents of this report, nor any opinions expressed herein, shall be disseminated to the public through advertising media, public relations, news media, sales media, mail, direct transmittal, or any other public means of communications, except as expressly set forth in the SOW, without the prior written consent of Oliver Wyman. Information furnished by others, upon which all or portions of this report are based, is believed to be reliable but has not been verified. No warranty is given as to the accuracy of such information. More specifically, in drafting this report, Oliver Wyman used all information supplied by or on behalf of AIG (including all data and models, including the S&P rating model) without having independently verified the same, and Oliver Wyman assumes no responsibility for the accuracy or completeness of such information. AIG acknowledges that this report was prepared in reliance upon such information without independent verification by Oliver Wyman, and AIG agrees that Oliver Wyman makes no representation or warranty regarding, and accepts no responsibility for, the accuracy or completeness of any such information. Any public information and industry and statistical data are from sources we deem to be reliable; however, we make no representation as to the accuracy or completeness of such information and have accepted the information without further verification. The findings contained in this report may contain predictions based on current data and historical trends. Any such predictions are subject to inherent risks and uncertainties. In particular, actual results could be impacted by future events which cannot be predicted or controlled, including, without limitation, changes in business strategies, the development of future products and services, changes in market and industry conditions, the outcome of contingencies, changes in management, changes in law or regulations. Oliver Wyman accepts no responsibility for actual results or future events. The opinions expressed in this report are valid only for the purpose stated herein and as of the date of this report. No obligation is assumed to revise this report to reflect changes, events or conditions, which occur subsequent to the date hereof. All decisions in connection with the implementation or use of advice or recommendations contained in this report are the sole responsibility of AIG. This report does not represent investment advice nor does it provide an opinion regarding the fairness of any transaction to any and all parties. This report is for the exclusive use of AIG. There are no third party beneficiaries with respect to this report, and Oliver Wyman does not accept any liability to any third party. In particular, Oliver Wyman shall not have any liability to any third party in respect of the contents of this report or any actions taken or decisions made as a consequence of the results, advice or recommendations set forth herein. Oliver Wyman is part of a family of companies, including its parent, Marsh & McLennan Companies, Inc., and its sister companies Marsh, Guy Carpenter and Mercer. The sister companies have a substantial commercial relationship with AIG which benefits Marsh, Guy Carpenter and Mercer. Sister company colleagues did not have any involvement in Oliver Wyman’s engagement by AIG or the delivery of this report. REPORT QUALIFICATIONS/ASSUMPTIONS & LIMITING CONDITIONS 1

Summary of select relevant standards Background AIG Inc. and its subsidiaries operate under several external capital regimes including state and sovereign regulators as well as rating agencies Standard & Poor’s (S&P) Ratings use a combination of qualitative and quantitative information Capital adequacy (available vs. required) is a key input into ratings Required capital in the S&P model explicitly quantifies diversification benefits at multiple levels Moody’s & A.M. Best No consolidated capital model for AIG Inc. Quantitative models for insurance subs Qualitative assessment includes benefits for diversification Insurance Capital Standard (“ICS”)1 Financial Stability Board tasked International Association of Insurance Supervisors (IAIS), which includes the Federal Reserve Board (FRB), to develop the ICS framework First round of “field testing” completed2 As a G-SII, and an Internationally Active Insurance Group (“IAIG”) AIG will need to comply with ICS ICS will likely be applicable to the P&C companies even if a Life spin-off were to occur3 Regulations for nonbank SIFIs SIFI designation entails FRB supervision FRB is still developing the capital framework In the case of AIG, the sovereign lead regulator (NY Federal Reserve Bank) would have the authority to implement the ICS standards ICS is expected to expected be adopted and implemented in 2020 IAIG includes insurers with premiums written in at least 3 jurisdictions and at least 10% of premiums outside of home jurisdictions; size threshold of $50 BN in assets or $10 BN in premiums. AIG P&C business would qualify under those criteria 2

AIG Inc.’s ability to return capital to shareholders is governed, among other factors, by two constraints: Maintaining credit ratings Meeting regulatory capital requirements Under both constraints, cross P&C / Life diversification benefits, which are only available with AIG remaining a multiline business, are quantified using established capital calculation methodologies. For instance: S&P’s consolidated capital model estimates a $5-10BN reduction in required capital for AIG as a whole compared to the sum of standalone required capital across AIG’s Life and P&C entities1 Moody’s and A.M. Best explicitly make reference to the value of diversification in determining overall credit ratings2 Under the emerging ICS standard, the results of the IAIS mandated “field test” indicate that AIG Inc. would require substantially less capital as a whole vs. the sum of standalone Life and P&C entities individually AIG will also need to comply with any capital constraints imposed by the FRB – however, no such rules exist currently Based on the aforementioned, the loss of diversification benefits if a Life/P&C split occurred would impose additional capital constraints and as a result would likely impact AIG’s ability to return capital to shareholders Executive Summary Source: Consolidated AIG Inc. S&P capital model as provided to Oliver Wyman by AIG A.M. Best and Moody’s do not deploy a quantitative capital model at the AIG Inc. consolidated level 3

Diversification category Description Applicable to Within P&C Reduction in risk due to the diversity of products & risk types within business lines (e.g., the offsetting effect of longevity and mortality risks) AIG Inc. AIG business units as standalone entities Within Life Within Investments2 Across Life and P&C Reduction in overall risk profile due to exposure to two heterogeneous segments of the industry AIG Inc. AIG business units as standalone entities Asset-Liability Management (ALM) offset Reduced potential for losses due to the aggregate impact of interest rate movements on businesses with offsetting asset/liability duration profiles AIG Inc. Partially applicable to AIG business units based on distribution of parental assets between business units Diversification benefits calculated by S&P model1 (methodology) A B D Subject To 50% S&P Haircut C Not Subject To 50% S&P Haircut Source: Consolidated AIG Inc. S&P capital model as provided to Oliver Wyman by AIG Some of these diversification benefits may be lost if calculated separately for AIG subsidiaries as standalone companies 4

Diversification benefits calculated by latest S&P consolidated model for AIG

	Risk factor / business line diversification type	Gross diversification benefits ($BN)[1]: Status quo		Gross diversification benefits ($BN)[1]: Post splitting of business		Net diversification benefits of maintaining status quo ($BN)
A	Within P&C	2.2		2.2		0
	Within Life	0.4		0.4		0
	Within Investments	2.5		2.5[4]		0
B	Life vs. P&C	4.1		-		4.1
	Business line diversification benefits	9.3[5]	−	5.2[5]	=	4.1
C	Business line diversification benefits post S&P haircut (50%)	4.7 *(=9.3*50%)*		2.6 *(=5.2*50%)*		2.1
D	ALM offset benefit	7.5		2.1[2]		5.4
	Total diversification benefits (S&P)	**12.2**	−	**4.7**	=	**7.5**

Calculated $7.5BN net diversification benefit is:

- Derived from S&P's capital model
- Inclusive of S&P's 50% haircut
- A net benefit - after accounting for diversification benefits that would remain post-split such as intra-BU diversification

Estimated range: $5-10BN[3]

1. All numbers based on S&P Insurance Capital Model results, targeting AA rating, as provided by AIG to Oliver Wyman (without independent verification of the model by Oliver Wyman)
2. Midpoint estimate based on equal distribution of parental assets to Life and P&C entities post-split
3. Minimum of range based on assumption that all of parental assets are assigned to Life entity. Conversely, the maximum of the range is based on the parental assets being assigned to the P&C entity
4. Some of these diversification benefits may be lost if calculated separately for AIG subsidiaries as standalone companies. Therefore, the diversification benefits of maintaining status quo may be understated
5. Numbers do not add-up in this view due to rounding

© Oliver Wyman

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APPENDIX

Diversification benefits: other ratings agencies “A breakup of AIG and loss of SIFI status (assuming this were the effect) would be credit negative for the company, removing the diversification benefit of the multiline insurance operations…” – Moody’s The top-down analysis includes the exposure to risk generated by activities at the parent/holding company, […] as well as the benefits of earnings diversification that may come from being a member of a diversified organization. – A.M. Best Source: Moody’s Nov 2, 2015 Credit Outlook, “Activist Investor Carl Icahn’s Push for AIG Breakup Is Credit Negative” ; A.M. Best’s Dec 18, 2015 Credit Rating Methodology 7

Global regulatory regimes explicitly incorporate diversification benefits
Insurance Capital Standard and Solvency II

Description

- ICS proposal recognizes diversification at multiple levels including **within** risk types including:
  - Life and Non-life insurance risk
  - Market risk (e.g., interest rate risk diversification)
- ICS also considers diversification **across** each of these risk types
- Certain diversification benefits that are applicable to AIG Inc. both within risk types and across risk types would only be partially applicable (or non-applicable) to AIG subsidiaries as standalone entities[1]
- Solvency II also explicitly recognizes diversification benefits at a Group level when assessing solvency capital requirements

ICS intra-life insurance risk correlation matrix

	Mortality	Longevity	Morbidity /disability	Lapse	Expe-nses
Mortality	100%	-25%	25%	0%	25%
Longevity	-25%	100%	0%	25%	25%
Morbidity/ disability	25%	0%	100%	0%	50%
Lapse	0%	25%	0%	100%	50%
Expenses	25%	25%	50%	50%	100%

ICS cross risk correlation matrix

Risk	Non-life	Catast-rophe	Life	Market	Credit
Non-life	100%	25%	**0%**	25%	25%
Catast-rophe	25%	100%	25%	25%	25%
Life	**0%**	25%	100%	25%	25%
Market	25%	25%	25%	100%	25%
Credit	25%	25%	25%	25%	100%

Source: AIG Inc. template for IAIS field testing as provided to Oliver Wyman by AIG; numbers may be subject to change with the finalization of ICS

1. For instance, the 0% correlation between Life and Non-life risks will result in substantial reduction of diversification benefits under a Life separation scenario

© Oliver Wyman

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